Letter of Intent

A Non-Definitive Agreement

May 6, 2022

Prepared by Koichi Ishizuka

Re:      Letter of Intent

The following represents a summary of the terms of a collective proposal regarding an acquisition by Dr. Foods, Inc., a Nevada corporation (“DRFS” or the “Company”), or by its wholly-owned subsidiary, Dr. Foods Co., Ltd., of one hundred percent of the issued and outstanding stock (100%) of Mama Foods Co., Ltd. (“MAMA”), a Japan corporation, from White Knight Co., Ltd. (“WKC”), a Japan corporation. The sole shareholder of MAMA is WKC. WKC is owned and controlled by Koichi Ishizuka. Koichi Ishizuka is Chief Executive Officer, Chief Financial Officer, and Director of DRFS, MAMA, and WKC.

Background of Mama Foods Co., Ltd., (“MAMA” or “Mama Foods”):

Mama Foods, Co., Ltd. is a Japanese food company founded in 1958, currently offering customers in Japan wholesale and retail products centering on Japanese side dishes, from chilled foods to packed and sterilized food. Mama Foods uses ingredients carefully taken from natural kelp and bonito without adding any chemical seasonings, preservatives, coloring agents, etc. Mama Foods has two existing “in house” production facilities and produces 100% of its current product offerings. From time to time, it also produces products of other third parties. Currently, Mama Foods employs approximately 43 individuals. In 2021, White Knight Co., Ltd. acquired 100% of Mama Foods from its prior controller, in exchange for approximately 1 million USD. The current website for Mama Foods, which includes additional information, can be found here: mama-foods.com/en/

NOTICE: The below terms, conditions, and consideration to be exchanged pursuant to a future definitive agreement for an acquisition of MAMA by DRFS from WKC may be changed, and or renegotiated, if agreed upon by all parties. If this is to occur prior to entering into a binding definitive agreement, any such material change(s) to this letter of intent will be made public by DRFS via a Form 8-K it will file with the Securities and Exchange Commission.

 This Letter of Intent ("Letter of Intent") sets forth the agreement of the parties to proceed promptly and in good faith to complete the terms of, and to execute, deliver and perform a Stock Purchase Agreement (the “Definitive Agreement”).

This Letter of Intent shall expire on June 30, 2022, or until the parties enter into the Definitive Agreement, whichever occurs first, with an outside anticipated closing date of the transaction no later than thirty (30) days from the date the Definitive Agreement is executed by all parties, or such other date for closing as is set forth in said Agreement.  Upon written request to WKC, DRFS shall be entitled to a 30-day extension of the expiration date of this Letter of Intent should any extension be necessary due to delays in completing the due diligence review pursuant to Section 5 below, or in satisfying any of the conditions in Section 4.

The transaction will be structured as follows:

1.         Acquisition of Stock.  DRFS, or its wholly-owned subsidiary Dr. Foods Co., Ltd., will acquire, from WKC (the “Seller”), one hundred percent (100%) of all of the issued and outstanding shares of all classes of stock (the “Shares”) of MAMA (the “Acquisition”).

2.         Consideration.  As consideration for the Shares of MAMA, DRFS will pay Seller a total of, or the equivalent in another demonization, Five Hundred Thousand U.S. Dollars ($500,000), which shall be payable in combination with the issuance of 19,500,000 shares of Preferred Stock of DRFS. Any such shares of Preferred Stock issued to WKC pursuant to this acquisition will not be deemed freely transferable and will be deemed to be restricted pursuant to SEC Rule 144. DRFS has the sole right to re-structure the $500,000 payment due to WKC, at the time of closing, into a promissory note, due to be paid to WKC, in full, within 12 months following the time of closing of the Definitive Agreement.

3.          Management of MAMA Post-Acquisition.

(a)         It is the current intent of management of DRFS that MAMA will be operated as a separate division, or wholly-owned subsidiary, of Dr. Foods, Inc., with separate profit and loss responsibilities. Designated management may have employment contracts with base compensation, bonus, and benefits commensurate with their positions.

4.         Conditions Precedent.  As conditions precedent to the closing of the Acquisition, the following events must first have occurred or be satisfied:

(a)         Consent of Directors and Shareholders.  The Board of Directors and the shareholders of DRFS, MAMA and WKC shall have approved and agreed to the acquisition of the Shares of MAMA by DRFS.

(b)         Third-Party Consents.  To the extent required under the terms of any existing contracts, all third-party approvals and consents shall have been obtained to the sale of the Shares and the sale of a controlling interest in MAMA to DRFS.

(c)         Due Diligence Review.  DRFS shall have completed, to their satisfaction in their sole discretion, their due diligence review of MAMA and all of its properties and assets.

5.         Due Diligence.  MAMA, WKC, and the shareholder of WKC, Koichi Ishizuka, agree to honor all reasonable requests of DRFS, its legal counsel, accountants and other agents, for information, materials and documents that relate to MAMA, its properties, and assets.  DRFS and its agents and representatives agree to preserve the confidentiality of all information, materials, and documents provided to them.  In that regard, WKC, MAMA, and its shareholder agree that DRFS shall have full and complete access to the books, records, financial statements and other documents (including without limitation, articles of incorporation, bylaws, minutes, stock transfer books, material contracts, and tax returns) of MAMA as DRFS, its legal counsel, and accountants, may deem reasonable or necessary to conduct an adequate due diligence investigation and review.

6.         Good Faith Representation.  This Letter of Intent is intended to set forth the basic terms and conditions of the parties with respect to the matters discussed.  The parties agree that hereafter they shall promptly take all steps necessary to have their respective legal counsel, and or consultants, prepare the final documentation necessary to effectuate their agreements.  To the extent that any material issue is not resolved herein, the parties agree to promptly and in good faith, resolve the same.  Notwithstanding the lack of final documentation at this time, the parties agree to proceed with all possible speed to satisfy any conditions precedent to the completion of the intended Acquisition to all extents possible.

7.         Confidentiality.  The parties understand that it is possible certain of the conditions precedent may fail and that the intended transaction may not be completed, notwithstanding each party’s good faith best efforts.  Therefore, the parties agree that any information obtained from any other party pursuant to the negotiations leading to this Letter of Intent, or hereafter until closing, shall be deemed by each to be confidential trade and business secrets of each, and each party hereby warrants that it shall not disclose the same to any other person without the express prior written consent of the party from whom the information was obtained.

8.         Definitive Agreements.  The parties intend that a Stock Purchase Agreement and any other necessary ancillary agreements (collectively, the “Definitive Agreements”), which will contain customary covenants, conditions, representations and warranties made as of the date of execution and as of the date of closing of the Acquisition, will be completed and executed by the parties at or prior to the time of closing.

9.         Conduct of Business.  Until the closing of the Acquisition, or the termination of this Letter of Intent, MAMA will conduct its business and operations in a manner consistent with past practices and will not engage in transactions outside the ordinary course of business.

10.         Binding Nature.  Upon approval and acceptance hereof, this Letter of Intent shall constitute a binding agreement to enter into the aforesaid Definitive Agreements, subject, however, to the satisfaction of the conditions precedent set forth in Section 4 above.

Agreed to and accepted on May 6, 2022

Dr. Foods, Inc.

Address: 3F K’s Minamiaoyama

6-6-20 Minamiaoyama, Minato-ku,

Tokyo 107-0062, Japan

Signature: /s/ Koichi Ishizuka

Name: Koichi Ishizuka

Title:  CEO, CFO, Director

Mama Foods, Co., Ltd.

Address: 4-241-2 Sakuramachi, Hanamaki City, Iwate Prefecture

Signature: /s/ Koichi Ishizuka

Name: Koichi Ishizuka

Title:  CEO, CFO, Director

White Knight Co., Ltd.

Address: 3F K’s Minamiaoyama

6-6-20 Minamiaoyama, Minato-ku,

Tokyo 107-0062, Japan

Signature: /s/ Koichi Ishizuka

Name: Koichi Ishizuka

Title:  CEO, CFO, Director